Exhibit 5.1

Our ref:          YCU/846640-000001/31379763v2

Luokung Technology Corp.

Room 805, West Tower, Century Fortune Center

Guanghua Road

Chaoyang District, Beijing

People’s Republic of China 100020

22 January 2025

Dear Sirs

Luokung Technology Corp. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the SEC Act, and relates to the resale, from time to time, by the selling shareholders named in the Registration Statement (the “Selling Shareholders”), of up to 3,850,792 ordinary shares of par value US$0.0001 each of the Company (the “Resale Shares”) issued by the Company to the Selling Shareholders pursuant to the Transaction Documents (as defined below).

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 21 January 2025, including the Company’s Certificate of Incorporation dated 27 October 2009, the Certificate of Change of Name dated 17 December 2009, the Certificate of Change of Name dated 20 August 2018 and the amended and restated memorandum and articles of association registered on 22 October 2024 and amended by written resolutions of the board of directors of the Company dated 9 December 2024 (the “Memorandum and Articles”).

1.2	The written resolutions of the board of directors of the Company dated 17 July 2024, 18 July 2024 and 20 January 2025 (the “Resolutions”).

1.3	A certificate of incumbency dated 21 January 2025, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 21 January 2025 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company (the “Director’s Certificate”) (a copy of which is appended to this opinion at Appendix A).

1.6	The Registration Statement.

1.7	The issuance instructions dated 16 October 2024 and 22 October 2024 from the Company to ClearTrust, LLC (the “Issuance Instructions”).

1.8	The debt conversion agreement dated 8 July 2024 entered into between the Company and Dragon Frontier Limited (the “Debt Conversion Agreement”).

1.9	The ordinary share subscription agreement dated 10 July 2024 entered into between the Company, Lin Zhongxiong, Duanmu Xiaoyi, Liu Zhiqing and Xue Congyan (the “Subscription Agreement”, together with the Issuance Instructions and the Debt Conversion Agreement, the “Transaction Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent’s Certificate, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	All public records of the Company which we have examined are accurate and the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and such information has not since then been altered and such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.4	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.4 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.5	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

2.6	The Company will receive money or money’s worth in consideration for the issue of the Resale Shares and none of the Resale Shares were or will be issued for less than par value.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The Company is authorized to issue (a) 1,000,000,000 ordinary shares of par value of US$0.0001 each; (b) 5,000,000 preferred shares of par value of US$0.0001 each; (c) 21,794,872 series A preferred shares of par value of US$0.0001 each and (d) 1,500,310 series B preferred shares of par value of US$0.0001 each.

3.3	The issue and allotment of the Resale Shares by the Company, and the resale of the Resale Shares by the Selling Shareholders as contemplated by the Registration Statement and the Transaction Documents have been duly authorised, and when allotted, issued and paid for as contemplated in the Registration Statement and the Transaction Documents, the Resale Shares will be legally issued and allotted and (assuming the purchase price therefor has been paid in full) fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law.

4.2	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Resale Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.3	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.4	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the SEC Act, or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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